Exhibit 99.1

KROGER REPORTS IMPROVED SECOND QUARTER RESULTS

Identical Supermarket Sales Rose 7.9% with Fuel and 6.0% without Fuel

     CINCINNATI, OH, September 12, 2006 -- The Kroger Co. (NYSE: KR) today reported total sales increased 9.2% to $15.1 billion for the second quarter ended August 12, 2006. Identical supermarket sales increased 7.9% with fuel and 6.0% without fuel. This represents Kroger’s twelfth consecutive quarter of positive identical supermarket sales, excluding fuel.

     Net earnings in the second quarter totaled $209.0 million, or $0.29 per diluted share. These results include $0.01 per diluted share for stock option expense to reflect the Company’s adoption of SFAS No. 123(R).

     Net earnings in the same period last year were $196.5 million, or $0.27 per diluted share.

     “We are realizing the benefits of our strategy, which includes listening to our customers and associates. We are investing our resources in what they tell us is most important, an approach that builds loyalty to Kroger,” said David B. Dillon, Kroger chairman and chief executive officer.

     Other highlights of the second quarter included:

  FIFO gross margin declined 112 basis points to 23.47% of sales. Excluding the effect of retail fuel operations, FIFO gross margin declined 65 basis points. Kroger continued to invest in lower prices for our customers.
  Operating, general and administrative (OG&A) costs as a percentage of sales declined 73 basis points to 17.50%. Excluding the effect of retail fuel operations and stock option expense, OG&A declined 47 basis points.
  Total capital expenditures were $361.2 million, compared to $271.9 million a year ago (Table 3).
  Kroger repurchased 7.6 million shares of stock at an average price of $21.40 for a total investment of $161.6 million. At the end of the second quarter, $389.3 million remained under the $500 million stock buyback announced in May 2006.

  Net total debt was $6.3 billion, a reduction of $679.1 million from a year ago (Table 5). Total debt was $7.0 billion, a reduction of $263.0 million from a year ago.
  Since January 2000, Kroger has invested $5.8 billion to repurchase shares and to reduce net total debt. Of this total, $3.3 billion was used to repurchase 170.0 million shares at an average price of $19.26 per share. Net total debt was reduced by $2.5 billion.

Fiscal 2006 Year-to-Date Results

     Over the first two quarters of fiscal 2006, total sales increased 8.6% to $34.6 billion. For the same period, identical supermarket sales, excluding fuel, increased 5.8%. The Company now anticipates identical supermarket sales growth of at least 4.0% for the balance of the year, or approximately 4.9% for the full year, excluding fuel. This is the second time the Company has raised its identical sales guidance for fiscal 2006.

     Net earnings for the first two quarters of fiscal 2006 were $515.4 million, or $0.71 per diluted share. These results include $0.03 per diluted share for stock option expense to reflect the Company’s adoption of SFAS No. 123(R). They also include $0.03 per diluted share for legal reserves recorded in the first quarter.

     For the first two quarters of fiscal 2005, net earnings were $490.7 million, or $0.67 per diluted share.

     Based on its year-to-date financial performance, the Company confirms its guidance for earnings per share growth in 2006 of 6 – 8%. This guidance includes the effect of the increase in legal reserves recorded during the first quarter.

     “Our performance through the first half of 2006 indicates we are on track to exceed original identical sales guidance and meet earnings guidance for the year,” Mr. Dillon said. “Internal measurements show customers are responding to the investments we have made in service, product selection and pricing. This focus by our associates on the business strategy enables us to achieve our financial objectives.”

     Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the second quarter of fiscal 2006, the Company operated (either directly or through its subsidiaries) 2,477 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 773 convenience stores, 418 fine jewelry stores, 608 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “anticipates,” “guidance,” and “on track.” Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and future labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share growth. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on September 12, 2006 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through September 22, 2006.

# # #

Media Contact: Meghan Glynn (513) 762-1304

Investor Contact: Carin Fike (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	SECOND QUARTER				YEAR TO DATE
	2006		2005		2006		2005
SALES	$15,138.5	100.00%	$13,865.3	100.00%	$34,553.7	100.00%	$31,813.0	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING,
WAREHOUSING AND TRANSPORTATION (a),
AND LIFO CHARGE (b)	11,597.3	76.61	10,464.5	75.47	26,256.4	75.99	23,907.0	75.15
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,649.2	17.50	2,528.2	18.23	6,177.5	17.88	5,823.5	18.31
RENT	153.4	1.01	144.5	1.04	349.1	1.01	347.5	1.09
DEPRECIATION	290.3	1.92	293.7	2.12	677.7	1.96	682.4	2.15

OPERATING PROFIT	448.3	2.96	434.4	3.13	1,093.0	3.16	1,052.6	3.31

INTEREST	110.0	0.73	120.6	0.87	265.0	0.77	279.8	0.88

EARNINGS BEFORE TAX EXPENSE	338.3	2.23	313.8	2.26	828.0	2.40	772.8	2.43

TAX EXPENSE	129.3	0.85	117.3	0.85	312.6	0.90	282.1	0.89

NET EARNINGS	$209.0	1.38%	$196.5	1.42%	$515.4	1.49%	$490.7	1.54%

NET EARNINGS PER BASIC COMMON SHARE	$0.29		$0.27		$0.72		$0.68

SHARES USED IN BASIC CALCULATION	719.0		722.4		720.5		725.0

NET EARNINGS PER DILUTED COMMON SHARE	$0.29		$0.27		$0.71		$0.67

SHARES USED IN DILUTED CALCULATION	725.3		729.5		727.3		731.2

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Merchandise costs and operating, general and adminstrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $12.4 and $8.1 were recorded in the second quarter of 2006 and 2005, respectively. For the year-to-date period, LIFO charges of $22.6 and $18.8 were recorded for 2006 and 2005, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	August 12,	August 13,
	2006	2005
ASSETS
Current Assets
Cash	$137.0	$128.8
Cash - Temporary investments	666.1	250.0
Store deposits in-transit	541.7	509.7
Receivables	709.3	640.6
Inventories	4,428.1	4,249.6
Prepaid and other current assets	300.4	265.3

Total current assets	6,782.6	6,044.0

Property, plant and equipment, net	11,431.4	11,400.2
Goodwill, net	2,192.3	2,192.3
Other assets	498.3	451.5

Total Assets	$20,904.6	$20,088.0

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$813.6	$295.5
Accounts payable	3,628.9	3,420.7
Accrued salaries and wages	686.2	649.3
Deferred income taxes	217.3	286.3
Other current liabilities	2,195.2	1,858.3

Total current liabilities	7,541.2	6,510.1

Long-term debt including capital leases and lease-
financing obligations
Long-term debt, at face value, including capital leases
and lease-financing obligations	6,131.1	6,879.4
Adjustment to reflect fair value interest rate hedges	13.7	46.5
Long-term debt including capital leases and
lease-financing obligations	6,144.8	6,925.9

Deferred income taxes	808.7	812.8
Other long-term liabilities	1,754.7	1,848.5

Total Liabilities	16,249.4	16,097.3

Shareowners' equity	4,655.2	3,990.7

Total Liabilities and Shareowners' Equity	$20,904.6	$20,088.0

Total common shares outstanding at end of period	716.2	723.5
Total diluted shares year to date	727.3	731.2

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR TO DATE
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$515.4	$490.7
Adjustment to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	677.7	682.4
LIFO charge	22.6	18.8
Stock option expense	38.9	0.0
Pension expense for Company-sponsored pension plans	78.1	68.6
Deferred income taxes	(63.7)	(28.4)
Other	54.9	30.9
Changes in operating assets and liabilities, net
of effects of acquisitions:
Store deposits in-transit	(53.1)	(3.3)
Receivables	(29.2)	20.4
Inventories	35.1	87.7
Prepaid expenses	256.7	299.9
Accounts payable	116.6	(135.0)
Accrued expenses	47.6	10.8
Income tax payables and receivables	290.4	302.5
Contribution to company sponsored pension plan	(150.0)	(106.5)
Other long-term liabilities	7.9	52.2

Net cash provided by operating activities	1,845.9	1,791.7

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(763.3)	(672.5)
Proceeds from sale of assets	75.1	41.9
Other	(13.6)	(15.8)

Net cash used by investing activities	(701.8)	(646.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	0.0	5.6
Payments for long-term debt	(267.3)	(737.1)
Dividends paid	(47.0)	0.0
Proceeds from issuance of common stock	76.5	55.5
Treasury stock purchases	(295.2)	(190.6)
Decrease in book overdrafts	(38.1)	(43.9)
Other	20.1	(0.1)

Net cash used by financing activities	(551.0)	(910.6)

NET INCREASE IN CASH	593.1	234.7

CASH AT BEGINNING OF YEAR	210.0	144.1
CASH AT END OF QUARTER	$803.1	$378.8

Reconciliation of capital expenditures
Payments for property and equipment	$(763.3)	$(672.5)
Changes in construction-in-progress payables	(47.8)	0.0
Total capital expenditures	$(811.1)	$(672.5)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$274.6	$297.6
Cash paid during the year for income taxes	$44.6	$5.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER
	2006	2005

INCLUDING FUEL CENTERS	$13,587.1	$12,589.8
EXCLUDING FUEL CENTERS	$12,501.3	$11,788.8

INCLUDING FUEL CENTERS	7.9%	5.1%
EXCLUDING FUEL CENTERS	6.0%	3.4%

COMPARABLE SUPERMARKET SALES (b)

	SECOND QUARTER
	2006	2005

INCLUDING FUEL CENTERS	$13,919.3	$12,864.1
EXCLUDING FUEL CENTERS	$12,791.5	$12,045.6

INCLUDING FUEL CENTERS	8.2%	5.7%
EXCLUDING FUEL CENTERS	6.2%	3.8%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

Table 5. Reconciliation of Total Debt to Net Total Debt
(in millions)
(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity. Net total debt should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the second quarter of 2006 to the balances in the second quarter of 2005 and the fourth quarter of 1999.

	August 12,	August 13,		January 29,
	2006	2005	Change	2000	Change

Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$813.6	$295.5	$518.1	$591.5	$222.1
Long-term debt, at face value, including capital leases
and lease-financing obligations	6,131.1	6,879.4	(748.3)	8,422.5	(2,291.4)
Adjustment to reflect fair value interest rate hedges	13.7	46.5	(32.8)	-	13.7

Total debt	$6,958.4	$7,221.4	$(263.0)	$9,014.0	$(2,055.6)

Temporary cash investments	(666.1)	(250.0)	(416.1)	-	(666.1)
Investments in debt securities	-	-	-	(68.8)	68.8
Prepaid employee benefits	-	-	-	(200.0)	200.0

Net total debt	$6,292.3	$6,971.4	$(679.1)	$8,745.2	$(2,452.9)